Exhibit 99.1

The Duckhorn Portfolio Announces Planned CFO Retirement in Spring 2023 and Transition Plan
St. Helena, CA, December 7, 2022 — The Duckhorn Portfolio, Inc. (NYSE: NAPA) (the “Company”) announced today that Lori Beaudoin, Executive Vice President, Chief Financial Officer, intends to retire in the spring of 2023 after more than thirteen years with the Company. The Company has launched a national search for its next Executive Vice President, Chief Financial Officer, and Ms. Beaudoin plans to continue in her role until the new Chief Financial Officer joins the Company to ensure a seamless transition. The Company also plans to engage Ms. Beaudoin as a senior advisor after the transition.
“On behalf of the entire Duckhorn family, I would like to thank Lori for her leadership, dedication and immeasurable contributions over her thirteen-year career with the Company,” said Alex Ryan, President and Chief Executive Officer. “Guided by her steady hand and exceptional financial discipline, Lori has been integral to our growth since she joined the business, and leaves The Duckhorn Portfolio cemented an industry leader positioned for long-term success. We wish her and her family the best in retirement.”
“My time at Duckhorn has been the proudest period of my entire professional career, and I am grateful to have been part of such a dynamic and immensely talented organization,” added Lori Beaudoin, Chief Financial Officer. “I take pride in all that we have achieved in my time here, and could not be more confident in the team we have built to ensure The Duckhorn Portfolio will remain a driving force within the luxury wine category for years to come.”
About The Duckhorn Portfolio, Inc.
The Duckhorn Portfolio is North America’s premier luxury wine company, with ten wineries, eight state-of-the-art winemaking facilities, seven tasting rooms and over 1,100 coveted acres of vineyards spanning 33 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Decoy, Paraduxx, Goldeneye, Migration, Canvasback, Calera, Kosta Browne, Greenwing and Postmark. Sourcing grapes from our own Estate vineyards and fine growers in Napa Valley, Sonoma County, Anderson Valley, California’s North and Central coasts, and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $200 across more than 15 varietals and 31 appellations. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world. To learn more, visit us at: https://www.duckhornportfolio.com/. Investors can access information on our investor relations website at: https://ir.duckhorn.com.
Contacts
Media Contact
Jessica Liddell, ICR
DuckhornPR@icrinc.com
203-682-8200
Investor Contact
Chris Mandeville, ICR
ir@duckhorn.com
707-302-2635
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